SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934



Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

             Super 8 Motels III, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)


                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------



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         4)       Proposed maximum aggregate value of transaction:


                  -------------------------------------------------------


         5)       Total fee paid:


                  -------------------------------------------------------


[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  $580

         2)       Form, Schedule or Registration Statement No.:

                  Schedule 14A

         3)       Filing Party:

                  Registrant

         4)       Dated Filed:

                  May 15, 1998



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                         CONSENT SOLICITATION STATEMENT


                       PROPOSED ACTION BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                            SUPER 8 MOTELS III, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP


                               November 12, 1998

                                  INTRODUCTION

     The limited partners (the "Limited Partners") of SUPER 8 MOTELS III, LTD., a California limited partnership (the "Partnership"), are being asked by the Partnership and Grotewohl Management Services, Inc. (the "General Partner") to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Properties") for an aggregate purchase price of $2,900,000, and the dissolution of the Partnership, which proposal is described hereinafter (the "Proposal"). If the Proposal is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposal" below.)

     If the Proposal is approved, the Partnership will be authorized to sell the Property to Tiburon Capital Corporation, or a nominee thereof (the "Buyer"). It is expected that Tiburon Capital Corporation will form a limited liability company for the purpose of buying and owning the Property, and that Tiburon Capital Corporation, as the managing member thereof, will have the power to direct such Buyer's affairs and control all its major decisions. As discussed below under "Purchase Agreement," Mark Grotewohl, a former employee of the Partnership and the son of the two owners of the Managing General Partner, or a limited liability entity to be formed by him, will be a member of the Buyer. Mark Grotewohl or his wholly-owned entity will enter into a contract to provide all centralized property management services to the Buyer and pay all centralized property management expenses in exchange for 4 1/2% of gross property revenues. The management contract will provide for performance objectives which, if not met, will entitle the Buyer to terminate the contract. As an additional management incentive Mr. Grotewohl or his wholly-owned entity will receive on account of his or its membership in the Buyer up to 50% of the profits from the Property after return of all capital to all equity investors, plus a return thereon of at least 14% per annum. Neither Mark Grotewohl nor his wholly-owned entity has or will have any interest in Tiburon Capital Corporation or any voting rights in the Buyer with respect to major decisions (e.g., the sale of refinancing of the Property).

         The Limited Partners are urged to consider the following risk factors:

     - Inasmuch as the Buyer is engaging in the transaction in order to make a profit by operating the Properties, the Buyer's interests differ from those of the Limited Partners. (See "Purchase Agreement" and "Special Factors.")

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


     - The General Partner is subject to conflicts of interest, including conflicts arising from the settlement of lawsuits (see "Legal Proceedings"), which may have impacted its decision to sell the Properties, its conduct of negotiations leading to the proposed sale of the Properties and its recommendation with respect thereto. (See "Conflicts of Interest.")

     - The General Partner did not list the Properties for sale with a broker to obtain competitive bids. Instead, the General Partner based the purchase price for the Properties on a formal appraisal of the Properties as of January 1, 1998. (See "Special Factors" and "Conflicts of Interest.") It is possible, then, that the Partnership might have received a higher price for the Properties if it had solicited offers by listing the Properties.

     - The appraiser may be subject to conflicts of interest in that it has prepared other appraisals for the General Partner. (See "Appraisal of the Properties/Fairness Opinion.")

     - The General Partner did not retain an unaffiliated representative to act solely on behalf of the Limited Partners in negotiating the terms of the proposed transaction. (See "Special Factors.")

     - The Limited Partners will be allocated taxable gain if the Properties are
sold.   (See  "Effects  of  Approval  of  the  Proposal  -  Federal  Income  Tax
Consequences.")

     Specifically, the Limited Partners are being asked to approve the following
Proposal:

     An amendment to the Partnership Agreement to grant to the General Partner authority to sell the Properties and related personal property to the Buyer, notwithstanding that Mark Grotewohl will be an Affiliate of the Buyer; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendment to Partnership Agreement."

     If the Limited Partners approve the Proposal, closing of the sale will be subject to certain terms and conditions, including the availability of sufficient debt financing to the Buyer. (See "Purchase Agreement.") If the sale is consummated, distributions will be made to the Limited Partners in accordance with the terms of the Partnership' Certificate and Agreement of Limited Partnership (the "Partnership Agreement"). In an amendment to the settlement agreement respecting the lawsuits discussed below (see "Legal Proceedings"), the Partnership agreed to close the proposed transaction within a 30-day period after approval thereof by the Limited Partners, so as to provide the Limited Partners with the proceeds from the sale as quickly as possible.

     The Proposal is subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not approve the Proposal, the Partnership will not sell the Properties pursuant to the Proposal. Rather, the General Partner will entertain other offers to sell the Properties and will submit one or more of such offers to the Limited Partners for approval, in the discretion of the General Partner. Pending any sale of the Properties, the Partnership will continue to operate the Properties as usual.

     The purchase agreement was executed on April 30, 1998 by John F. Dixon and William R. Dixon, Jr., on behalf of the Buyer, and Philip B. Grotewohl and David
P. Grotewohl,  on behalf of the Partnership.  The purchase agreement also covers the proposed sale of the properties of four other California limited partnerships as to which the General Partner serves as general partner. The term of all such purchases are identical, except for the amount being offered for each property. The Buyer has the right to rescind the purchase agreement if any of the five partnerships fails to approve the sale of its property or properties to the Buyer.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners (the "Consent") were first sent to the Limited Partners on or about November 12, 1998.

     Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before December 31, 1998 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the Proposal are given on an executed and returned Consent, Units so represented will be voted in favor of the Proposal. The General Partner will take no action with respect to the Proposal except as specified in the duly executed and returned Consents.

     The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the General Partner, either in person or by telephone or telegram.

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

                                TABLE OF CONTENTS

                                                                            Page

Special Factors............................................................... 1
Outstanding Voting Securities and Voting Rights............................... 6
Consent Under Partnership Agreement........................................... 8
The Properties and the Partnership' Business.................................. 8
  Narrative Description of Business........................................... 8
    (a)  Franchise Agreements................................................. 8
    (b)  Operation of the Motels.............................................. 9
    (c)  Competition.......................................................... 9
  Properties.................................................................. 9
    (a)  San Bernardino....................................................... 9
    (b)  Bakersfield..........................................................10
Management....................................................................12
Purchase Agreement............................................................12
Conflicts of Interest.........................................................14
Effects of Approval of the Proposal...........................................15
  General.....................................................................15
  Determination and Use of Net Proceeds.......................................15
  Federal Income Tax Consequences.............................................16
    (a)  General..............................................................16
    (b)  Characterization of Gain.............................................17
  Dissolution of the Partnership..............................................18
Appraisal of the Properties/Fairness Opinion..................................18
Legal Proceedings.............................................................21
Amendment to Partnership Agreement............................................23
Financial Information.........................................................24
  Selected Partnership Financial Data.........................................24
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations.....................................................24
      I.  Fiscal Year Financial Statements....................................24
          (a)  Liquidity and Capital Resources................................24
          (b)  Results of Operations..........................................25
      II.  Interim Financial Statements.......................................29
          (a)  Liquidity and Capital Resources................................29
          (b)  Results of Operations..........................................29
  Other Financial Information.................................................29
Financial Statements.........................................................F-i


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                                 SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some factors are described more fully elsewhere in this Consent Solicitation Statement and should be read in conjunction with the rest of this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

     The primary purpose of the Proposal is to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Based on (i) comments and questions from Limited Partners with respect to a liquidation of their investment, (ii) the lack of a public market for the Units, and (iii) the original objective of the Partnership respecting the sale of the Properties, the General Partner believes such liquidity is desired by the Limited Partners.

     The Partnership was formed in 1980 and its two motel properties located in San Bernardino and Bakersfield, California opened for business during 1982.

     This Consent Solicitation Statement has been prepared to ask the Limited Partners to approve the sale of the Properties for cash in the amount of the aggregate appraised fair market values of $2,900,000.

     It has always been the intention of the Partnership to liquidate the Properties when it became apparent that the best interests of the Limited Partners would be served by doing so. The General Partner has received inquiries from the Limited Partners over the years as to when the Properties were to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Properties. During 1997 and the early part of 1998 conditions changed, and the General Partner believes that the Properties should be sold pursuant to the Proposal, which was executed on April 30, 1998, and the Partnership liquidated.

     During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the largest investor group in the Partnership (the "Everest Group"), made an offer to purchase the Properties and the motel properties of four other California limited partnerships as to which the General Partner serves as general partner (the Partnership and the four other partnerships are referred to herein as the "GMS Partnerships"). The purchase price set forth in the October offer for the Properties was $1,418,595, a price far below $2,900,000, the appraised value as of January 1, 1998 and the price offered in the Proposal. The General Partner rejected the offer of the Everest Group. Subsequent conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the General Partner agreed with the Everest Group in principle that the Properties should be sold, a settlement was reached whereby, among other things, the General Partner agreed to take steps to sell the Properties and the properties of the other GMS Partnerships, and the lawsuits were dismissed. (See "Legal Proceedings.") In an amendment to the settlement agreement, the Everest Group agreed to vote its Units in favor of the Proposal. (See "Outstanding Voting Securities and Voting Rights.")

     The General Partner considered seeking third party buyers for the Properties (and expects to do so if the Proposal is disapproved) but believes that it is unlikely that a sale materially more favorable to the Limited
Partners could have been arranged last spring,  or can be arranged now,  because
(i) the proposed purchase price is equal to the appraised value determined as of

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January 1, 1998, and (ii) in the opinion of the General  Partner,  the market is now less favorable to sellers than it was at the time the contract with the Buyer was negotiated. It is also possible that a delay in pursuing the Buyer's offer by listing the Properties would have resulted in the loss of that offer.

     In this regard, prior to negotiating the terms represented by the Proposal, the General Partner received in writing from two real estate brokers who are not affiliated with the Partnership or the General Partner suggested sale strategies for the sale of the Properties and the properties of the other GMS Partnerships. One broker suggested a sealed bid sales strategy with an emphasis of obtaining a single purchaser or a minimum number of purchasers. This broker presented a broker's value for the eight individual properties which, in the aggregate ($28,250,000), was slightly lower than the aggregate appraised value ($28,900,000) of the eight properties. However, the values assigned by this broker to the properties were, in some instances, lower than the appraised values and, in other instances, higher. (For example, the broker assigned values to the South San Francisco, Sacramento, Modesto, Santa Rosa, San Bernardino,
Bakersfield,  Pleasanton  and  Barstow  properties  of  $7,500,000,  $2,600,000,
$1,250,000,  $1,700,000,  $1,700,000,  $1,800,000,  $7,800,000,  and $3,900,000,
respectively, as compared to the appraised values determined by PKF Consulting of $7,600,000, $2,700,000, $1,800,000, $2,200,000, $1,600,000, $1,300,000,
$7,600,000 and $4,100,000, respectively.) The other broker suggested that the eight properties would derive the highest value if sold as a portfolio, particularly if the buyer were trying to break into the California lodging industry. The aggregate list price determined by this broker ($29,000,000) was substantially the same as the aggregate appraised values. As was the case with the first broker, this broker assigned list prices to the eight properties which were, in some instances, lower than those of the appraised values and, in other instances, higher. (This broker assigned list prices, assuming the properties were sold individually, to the South San Francisco, Sacramento, Modesto, Santa Rosa, San Bernardino, Bakersfield, Pleasanton and Barstow properties of $7,663,176, $2,562,833, $1,177,217, $1,600,182, $1,417,824, $1,634,820,
$7,947,436 and $3,558,296, respectively.) Limited Partners should be aware that "list" prices and "values" assigned by brokers are prices to be used to position properties for ultimate sale over a period of time. Such estimated prices are not intended to be appraised values, are not the work product of recognized experts, are not the result of the rigorous efforts entailed in producing appraised values, may reflect marketing strategy more than an honest estimate of the probable value and, therefore, may not accurately reflect the actual amount of a sale price for any given property. Indeed, the General Partner is aware that the competition between these two brokers to obtain the listings may have, in some instances, resulted in an upward bias in the brokers' reports. Accordingly, the General Partner does not believe that the prices and values submitted by the brokers should be relied upon in connection with a Limited Partner's determination of the manner in which the Limited Partner will vote on the Proposal. The General Partner has included the information set forth in this paragraph so that Limited Partners will have before them all third-party information possessed by the General Partner at the time it negotiated the terms of the Proposal.

     It was not until after the General Partner's receipt of the PKF Consulting appraisal, and the broker's reports discussed in the preceding paragraph that Tiburon Capital Corporation (together with its nominees, the "Buyer") was introduced to the General Partner by Mark Grotewohl. Philip Grotewohl, on behalf of the General Partner, conducted negotiations relative to the sale of the Properties.

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     As discussed more fully below under  "Appraisal of the  Properties/Fairness
Opinion," the Properties have been appraised by PKF Consulting, a national hospitality industry specialist. PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries. Its conclusion was that the aggregate fair market value of the Properties as of January 1, 1998 was $2,900,000, which is the purchase price of the Properties set forth in the Proposal. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership Agreement upon the close of the sales transactions and the concomitant dissolution of the Partnership. The amended settlement agreement with the Everest Group and the contract of sale between the Partnership and the Buyer provide for a closing of the sale within 30 days after approval of the sale by the Limited Partners, in order to provide for a rapid distribution of sale proceeds to the Limited Partners. Termination of the Partnership will occur as soon as the winding up process can be completed.

     The Partnership and the General Partner are recommending the approval of the Proposal by the Limited Partners for the following reasons:

     oThe General Partner believes that the subject contracts were entered into at the crest of a seller's market, which has now subsided. In this regard, Limited Partners should note that economic journalists have reported adverse changes in credit availability and consumer confidence since the terms of the Proposal were negotiated, factors which could adversely affect the value of the Properties. The General Partner believes that now is the time to sell the Properties.

     o Although the motels are in good condition, they are 16 years old and have never been refurbished. If the Properties are to be retained, it would be necessary for the Partnership to spend large sums for their refurbishment and modernization. The General Partner believes that the funds for such expenditures would not be available from cash flow without reducing future distributions.

     o The Partnership's intention has always been to sell the Properties when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Properties permanently.

     o The General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. In this regard, the General Partner believes that it is important that the Limited Partners understand that no true market exists for the sale of the Limited Partners' investment Units. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the real value of the underlying assets.

     o The Properties are proposed to be sold to the Buyer for $2,900,000, approximately $1,481,000 more than was offered for the Properties in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Properties as of January 1, 1998 as determined by PKF Consulting, an

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independent  real estate advisory firm  specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered a fairness opinion, stating its opinion that the sales price is fair to the Partnership.

     o As of August 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $741.25 per Unit in the form of quarterly distributions. Upon the sale of the Properties as described herein, the Limited Partners would receive an additional pre-tax distribution in the estimated amount of approximately $479 per Unit. For a discussion of other effects of the sale of the Properties, including Federal income tax consequences, see "Effects of Approval of the Proposal" below.

     Notwithstanding the preceding, Limited Partners should note that the Buyer hopes to benefit from its acquisition of the Properties, and that the General Partner has a conflict of interest (see "Conflicts of Interest") in proposing the sale at this time. The fair market value and net cash flow of the Properties may increase over time. Therefore, it is possible that Limited Partners would receive a greater return on their investment if the Partnership continued to own and operate the Properties and sold them at a later date, instead of consummating a sale under the Proposal. The Limited Partners would likely fare worse under a strategy of retaining the Properties if their value were to decline.

     The General Partner has faced substantial conflicts of interest in proposing, negotiating and structuring the Proposal. See "Conflicts of Interest." Although, as discussed above, the General Partner believes that the Limited Partners are interested in a means of liquidating their investment, the Proposal has not been initiated by the Limited Partners. The steps that have been and are being taken to provide the Limited Partners with procedural safeguards are: (i) the submission of the Proposal to the Limited Partners (all of whom are unaffiliated with the Partnership, the General Partner and Mark Grotewohl) for their approval; (ii) the commissioning of an independent appraisal of the Properties upon which the Proposal is based; and (iii) the commissioning of a fairness opinion respecting the Proposal. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is procedurally fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership, the General Partner and Mark Grotewohl were not able to weigh the relative importance of each factor precisely. Although the Partnership has not retained an independent representative for the Limited Partners, the Partnership, the General Partner and Mark Grotewohl believe that the steps taken and to be taken constitute sufficient procedural safeguards for the Limited Partners' interests and that the proposed transaction is procedurally fair. The General Partner's determination was made by Philip Grotewohl, as the sole director thereof.

     Further, the Partnership, the General Partner and Mark Grotewohl believe that the proposed transaction represented by the Proposal is substantively fair to the Limited Partners. The Partnership, the General Partner and Mark Grotewohl have considered a number of material factors in connection with developing such beliefs. The factors are listed below in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is substantively fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership, the General Partner and Mark Grotewohl were not able to weigh the relative importance of each factor precisely:

     (i) The purchase price of the Properties is equal to the appraised value of the Properties as of January 1, 1998;

     (ii) The Units are at present illiquid and the cash to be distributed to the Limited Partners as a result of the proposed sale will provide Limited Partners with liquidity and cash in an amount greater than the recent sales prices for the Units and the net book value of the Units(as discussed below);

     (iii) The purchase price will be paid entirely in cash;

     (iv) The Partnership, the General Partner and Mark Grotewohl believe that current appraisals of the Properties might reflect lower values than those reflected in the January 1, 1998 appraisal;

     (v) The Partnership has received an opinion from PKF Consulting that the terms of the proposed sale are fair to the Limited Partners;

     (vi) The purchase price for the Properties is substantially greater than that proposed by the Everest Group, the only other firm offer made for the Properties during the preceding 18 months; and

     (vii) A sale of the Properties rather than the continued ownership thereof will be consistent with the Partnership's investment objectives.

     The appraisal prepared by PKF Consulting was received by the General Partner prior to the time that negotiations with the Buyer were commenced. The General Partner relied on the appraisal to determine the valuation of $2,900,000 for the Properties. As further discussed in the appraisal (see "Appraisal of the Properties/Fairness Opinion"), PKF Consulting relied on a sales comparison analysis, a direct capitalization of income analysis, and a discounted cash flow analysis. Inasmuch as the Properties consist of actively operated businesses, the appraisal sets forth a single value for the "as is" market value and the "going concern" value. Accordingly, in relying on the appraisal, the
Partnership, the General Partner and Mark Grotewohl considered the "as is" market value and the "going concern" value, as well as current and historical prices for other motels. They did not consider the current liquidation value of the Properties because it is clear that the highest and best use of the Properties is as operating motels. To sell the buildings and personal property in a liquidation sale would be ill advised. Further, the General Partner deemed the net book value of the Properties to be irrelevant, given the holding period for the Properties. Based upon experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Partnership, the General Partner and Mark Grotewohl reasonably believe that the appraised fair market value of the Properties as determined by PKF Consulting as of January 1, 1998 was fair. PKF Consulting was retained because of its reputation and expertise. The Partnership paid PKF Consulting approximately $11,100 for its services in the proposed transaction and the other GMS Partnerships paid PKF Consulting an aggregate of approximately $38,400.

     With respect to item (ii) above, in the absence of an established public market in which Units are being traded, the General Partner was not able to determine accurately any market values for the Units. However, according to Partnership Spectrum, an independent third party publication, and Schedules 13-D filed by the Everest Group, from August 1996 to August 1998 there were sales of Units (including sales made pursuant to tender offers) at rates ranging from $110 per Unit to $400 per Unit. The proposed sale would result in distributions of approximately $479 per Unit. During the past two years, neither the Partnership, the General Partner nor Mark Grotewohl has purchased or sold any Units. The net book value of the Partnership as of June 30, 1998 was $524.15 per Unit. During the past two years no offers have been made by any unaffiliated entity for a sale of Limited Partners' interests in the Partnership allowing the purchaser thereof to exercise control over the Partnership.

     Against the proposed transaction are the fact of an inside transaction, the General Partner's decision not to solicit bids from independent third parties, and the possibility that the continued ownership of the Properties could be more economically beneficial than a sale at this time. The Partnership, the General Partner and Mark Grotewohl believe the factors listed above in favor of the transaction outweigh these negative considerations.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on the Proposal.

     All Limited Partners as of the date action is taken on the Proposal (the "Record Date") are entitled to notice of and to vote on the Proposal. As of August 31, 1998 there were 5,941 Units outstanding and a total of 926 Limited Partners entitled to vote such Units. With respect to the Proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval.

     There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the Proposal to be voted upon. Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.

     As of August 31, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

 Everest Lodging Investors, LLC            216 Units                  3.64%
 Everest Madison Investors, LLC            280 Units                  4.71%
 KM Investments                             50 Units                  0.84%

         Total                             546 Units                  9.19%

None of Grotewohl Management Services,  Inc. (the General Partner),  Philip
B. Grotewohl, David P. Grotewohl or Mark Grotewohl, or any of their affiliates, are the beneficial owners of any Units.

     As set forth above, the Everest Group owns 546 Units (9.19% of the total). In a written agreement dated April 21, 1998 (a date prior to the date Mark Grotewohl terminated his employment with the Partnership) entered into by the GMS Partnerships, Mark Grotewohl, Everest Properties II, LLC, Everest Properties, LLC, Everest Madison Investors, LLC, Everest Lodging Investors, LLC, KM Investments, LLC and Everest Financial, Inc., which amended the settlement agreement dated February 20, 1998 (discussed below under "Legal Proceedings"), the Everest Group agreed to vote in favor of the Proposal upon satisfaction of the following conditions: (i) execution by the GMS Partnerships of an exclusive sales agency contract in favor of the Everest Group; (ii) execution by the GMS Partnerships with an entity affiliated with Mark Grotewohl not later than April 30, 1998 of purchase agreements for the properties of the GMS Partnerships providing for sale prices equal to the respective appraised values of the properties and for full payment in cash at the time of the closing of escrow;
(iii) the grant to the Everest Group of the first opportunity to arrange financing for the proposed transactions; and (iv) the diligent preparation and dissemination by the Partnership of this Consent Solicitation Statement. Condition (i) was satisfied on May 8, 1998 by the execution of an exclusive sales agency contract granting the Everest Group an exclusive listing for the sale of the Properties and the properties owned by the other GMS Partnerships for a six-month period. For a discussion of the commissions payable pursuant to such contract, see "Purchase Agreement" below.

     No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval and/or disapproval of the Proposal by a majority-in-interest of the Limited Partners, or (ii) December 31, 1998 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the Proposal. However, Limited Partners are urged to return their Consents at the earliest practicable date.

     If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the action which is the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the Proposal. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the

Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

     Pursuant to Section 14.1(e) of the Partnership Agreement, a majority-in-interest of the Limited Partners must approve or disapprove the sale at one time of all or substantially all of the Partnership's Properties. Also, under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its property to "Affiliates" of the General Partner. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) Although it might be contended that the Buyer is an Affiliate of the General Partner, in the opinion of the General Partner the Buyer does not come within such definition, because the General Partner does not believe that Mark Grotewohl is an Affiliate of the General Partner. (See "Purchase Agreement" below.) However, recognizing the possibility that reasonable minds might differ in resolving that issue, and because the Properties constitute substantially all of the
Partnership's properties (as discussed below under "The Properties and the Partnership's Business"), the General Partner is seeking the approval of the proposed sale of the Properties to the Buyer on the terms described herein by a majority-in-interest of the Limited Partners.

                  THE PROPERTIES AND THE PARTNERSHIP'S BUSINESS

     The Properties consist of fee interests in land located in San Bernardino and Bakersfield, California, the motel properties constructed thereon, and the related personal property. The two motels are managed and operated by the Partnership under the name "Super 8 Motel."

Narrative Description of Business

(a)      Franchise Agreements

     The Partnership operates each of its motel properties as a franchisee of Super 8 Motels, Inc. through sub-franchises obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California general partnership that is an Affiliate of the General Partner (the "Manager"), became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the General Partner. As of November 10, 1997, Super 8 Motels, Inc. had franchised a total of 1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the General Partner has any interest in Hospitality Franchise Systems, Inc.

     The objective of the Super 8 Motel chain is to maintain a competitive position in the motel industry by offering to the public comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

     By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)      Operation of the Motels

     The Manager manages and operates the Partnership's motels. The Manager's management responsibilities include, but are not limited to, the supervision and direction of the Partnership's employees who operate the motel, the establishment of room rates and the direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the individual motel staffs and a centralized accounting staff, all of which work under the direction of the General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with each motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

     As of December 31, 1997, the Partnership employed a total of 39 persons, either full or part-time, at its two motel properties, including ten desk clerks, 24 housekeeping and laundry personnel, three maintenance personnel, and two motel managers. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)      Competition

     As discussed in greater detail below, in the areas in which its motel properties are located the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

     Super 8 Motels offer accommodations at the upper end, in terms of facilities and prices, of the budget segment of the lodging industry.

Properties

     The net proceeds of the Partnership's offering of Units (and financing in the amount of $870,000 which has since been repaid) were expended for the acquisition in fee and development of two properties located in San Bernardino and Bakersfield, California.

(a)      San Bernardino, California

     The San Bernardino motel, which consists of 81 guest rooms on approximately
1.87 acres of land, commenced operations on March 6, 1982. The average monthly occupancy rates and average monthly room rates during the three most recent years are as follows:


                                         1997           1996         1995
                                    -------------------------------------------
Average Occupancy Rate                   53.8%         49.9%         55.3%
Average Room Rate                       $43.57         $40.23       $40.29

     The  Partnership's  San Bernardino motel provides  accommodations to no one
customer,   the  loss  of  which  could  materially   affect  the  Partnership's
operations.

     The following lodging facilities provide direct and indirect competition to the Partnership's San Bernardino motel:

                                                          Approximate
                                Number                    Distance
 Facility                       Of Rooms                  From Motel
-------------------------------------------------------------------------------
Comfort Inn                          50                    Adjacent
Hilton Inn                          200                  Across street
La Quinta Motel                     154                    200 Yards
TraveLodge                           90                    200 Yards
EZ-8 Motel                          117                   0.13 Mile

(b) Bakersfield, California

     The  Bakersfield  motel,  which consists of 90 guestrooms on  approximately
2.32 acres of land, commenced operations on September 20, 1982. The average monthly occupancy rate and average monthly room rate for the three most recent years are as follows:


                                         1997           1996         1995
                                    -------------------------------------------
Average Occupancy Rate                   84.6%         87.2%         85.6%
Average Room Rate                       $32.35         $30.28       $30.87

     From October 1, 1982 to January 31, 1993, an agreement was in effect granting the Partnership the first opportunity to provide rooms to employees of Santa Fe Railroad at a room rate of $20.00 per night. Though expired according to its terms, the contract continues to be observed by both parties, except that the agreed rate is now $23.00 per room night. Revenue attributable to this agreement constituted approximately 32%, 31%, and 32% of the motel's guest room revenues during 1997, 1996 and 1995, respectively.

     On December 31, 1992, the Partnership entered into a written agreement with the National Railroad Passenger Corporation (Amtrak) for the provision of lodging services to its employees at a room rate of $25.75 per night, which included a transportation credit of $1.75 per room night payable to the Partnership for providing transportation from the train terminal. Due to competitive bids, the rate was lowered to $24.00 per room night effective October 1, 1994. Amtrak provided approximately 24%, 22% and 26% of the motel's guest room revenue in 1997, 1996 and 1995, respectively.

     Except as set forth above, the Bakersfield motel provides accommodations to no one customer, the loss of which could materially affect the Partnership's operations.

     The following lodging facilities provide direct or indirect competition to the Partnership's Bakersfield motel:

                                                          Approximate
                                  Number                  Distance
Facility                          Of Rooms                From Motel
-------------------------------------------------------------------------------
California Inn                        74                  Adjacent
Motel 6                              160                0.50 Mile
EZ-8 Motel                           100                0.50 Mile
TraveLodge Plaza                      61                0.75 Mile
Comfort Inn South                     80                0.75 Mile
Four Points Inn                      199                1.00 Mile
Best Western Kern River Motor Inn    200                1.00 Mile
La Quinta Inn                        150                1.00 Mile
Days Inn                             120                1.00 Mile
Roderunner                            49                1.50 Miles
Economy Motels of America            140                1.50 Miles
Rio Mirada                           209                2.00 Miles
Comfort Inn                           60                2.00 Miles
Econo Lodge                          100                2.00 Miles
Holiday Inn Express                  100                6.00 Miles

                                   MANAGEMENT

     The Partnership is a California limited partnership which has no executive officers or directors. The principal business address of the Partnership is 2030 J Street, Sacramento, CA 95814. The Partnership's general partner is Grotewohl Management Services, Inc.

     Grotewohl Management Services, Inc. is a California corporation owned one-half by Philip B. Grotewohl and one-half by his former wife, who is not involved in the day-to-day operations of Grotewohl Management Services, Inc., and who does not serve as a director or executive officer thereof. The sole director of Grotewohl Management Services, Inc. is Philip Grotewohl, and the executive officer of Grotewohl Management Services, Inc. is Philip Grotewohl. David Grotewohl has authority to sign documents on behalf of the General Partner as its nominal President and Chief Financial Officer, but has no executive duties. He does act as "inside" legal counsel to the General Partner, and his principal occupation has been to head the operation and maintenance of the Properties and the properties of the other GMS Partnerships. The principal business address of Grotewohl Management Services, Inc. is 2030 J Street, Sacramento, CA 95814. During the past five years Grotewohl Management Services, Inc. and its affiliate, Brown & Grotewohl, a California general partnership one-half owned by Philip Grotewohl and one-half owned by the Estate of Dennis A. Brown, principally have been engaged in the business of managing various limited partnerships which own and operate lodging facilities, and in the business of managing such lodging facilities. During the past five years Philip Grotewohl's business activities have been conducted solely through Grotewohl Management Services, Inc. and Brown & Grotewohl. The principal business address of Philip Grotewohl is 2030 J Street, Sacramento, CA 95814. In addition to the services described above, during the past two and three-quarters years David Grotewohl has been engaged part-time as a sole proprietor in the marketing of consumer products and services under the business name "The Biscayne Group." The principal business address of David P. Grotewohl is 2030 J Street, Sacramento, CA 95814.

                               PURCHASE AGREEMENT

     On April 30, 1998, the Partnership entered into an agreement to sell the Properties to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $2,900,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

     Except as otherwise indicated, the following paragraph is based on information provided by the Buyer. Tiburon Capital Corporation is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of Tiburon Capital Corporation consist of its stockholders. Tiburon Capital Corporation and its related entities are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets. (The owners, management and the control persons of such related entities are two or more of the owners of Tiburon Capital Corporation.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by Tiburon Capital Corporation or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. If the proposed sale is consummated, a nominee of Tiburon Capital Corporation, which would be a limited liability company, would actually purchase the Properties instead of

Tiburon Capital Corporation. The members of such limited liability company would be Tiburon Capital Corporation, Mark Grotewohl or his wholly-owned entity, and, perhaps, others. Mark Grotewohl's interest in the Buyer would be limited to 50% of the profits remaining after return of all capital to all equity investors, plus a return thereon of at least 14% per annum. Mark Grotewohl or his wholly-owned entity also would provide centralized property management services to the Buyer. The fee for this service would be 4 1/2% of gross property revenues, from which Mark Grotewohl would be required to fund all centralized property management expenses. The foregoing would be reflected in a written agreement if the Proposal were approved. It is possible that some terms of the relationships would vary from those as described, but in no event would Mark Grotewohl's interest in the Buyer or the eight properties be greater than as indicated.



     Mark Grotewohl is the son of Philip Grotewohl. During the last five years, until April 30, 1998, Mark Grotewohl was employed as the marketing and sales director for the five GMS Partnerships. Since that time, Mark Grotewohl has been engaged in facilitating the proposed transaction, and is operating from the offices of the General Partner. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership and the other GMS Partnerships, an Affiliate of the Partnership as defined in its Partnership Agreement. Under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partner. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such other person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) The General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership, because Mark Grotewohl (i) does not control the Partnership or the General Partner, (ii) owns no voting securities in the Partnership or the General Partner, and (iii) is not an officer, director or partner of the General Partner or the Partnership. However, the General Partner recognizes that reasonable minds could differ as to the resolution of this issue and has decided to treat this transaction as an inside transaction.

     The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other Partnerships do not approve the sale of their respective properties to the Buyer, however, the Buyer has the right and option not to proceed with the proposed purchase of the Properties from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Properties or the motel properties of the other GMS Partnerships, has not listed the Properties or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Properties or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the General Partner has received for the Properties or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

     There are a number of significant conditions to the consummation of the proposed sale of the Properties to the Buyer; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Properties; the absence of any damage or loss to the Properties prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Properties (the Buyer has since waived but has not satisfied this contingency); and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, the landlords, and the subtenants. The General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

     The Buyer will deposit the sum of $15,000 into escrow on the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Properties to the Buyer. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

     The Partnership and the Buyer will share closing costs. The General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $108,750. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                              CONFLICTS OF INTEREST

     The  General  Partner is subject to  substantial  conflicts  of interest in
connection  with  the  Proposal  arising  out  of  its  relationship   with  the
Partnership, including the conflicts discussed below.

     Philip B. Grotewohl, the co-owner and chief executive officer of the General Partner, is the father of Mark Grotewohl, an affiliate of the Buyer. Accordingly, the General Partner faced a significant conflict of interest in determining the terms of the proposed transaction with the Buyer, in determining not to solicit bids from independent third parties, and in rendering its recommendation as to the fairness of the proposed transaction with the Buyer. The General Partner also faced significant conflicts of interest in determining to sell the Properties at this time in that it agreed to sell the Properties in the agreement settling the lawsuits brought against and by the Everest Group. (See "Legal Proceedings.") The state court action by the Everest Group brought partly in response to the General Partner's federal court action brought against the Everest Group alleged violations by the General Partner of the Partnership Agreement and of its fiduciary duty to the Partnership. Accordingly, the General Partner may have been motivated to agree to sell the Properties as a result of the lawsuits rather than in pursuit of the best interests of the Limited Partners. However, based upon its experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the General Partner believes that the appraised market value of the Properties as determined by PKF Consulting is fair and reasonable. The General Partner also believes that the sale of the Properties in accordance with the terms and conditions outlined in this Consent Solicitation Statement will assist the Partnership in meeting its investment objectives. Nonetheless, there can be no assurance that (i) the Limited Partners would not receive a greater amount of sale proceeds if the General Partner were to solicit bids for the Properties from third parties, or (ii) the continued retention and operation of the Properties by the Partnership coupled with a sale of the Properties at a later date would not result in greater after-tax distributions to the Limited Partners.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

     Set forth below is a discussion of the effects of the sale of the Properties pursuant to the Proposal.

General

     The consummation of the sale of the Properties pursuant to the Proposal and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General Partner:

     (i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Properties as described below.

     (ii) The Limited Partners and General Partner are expected to realize the Federal income tax consequences as described below.

     (iii) All of the Partnership's assets and liabilities will be liquidated, the Partnership will be dissolved and terminated, and the registration of the Units under the Securities Exchange Act of 1934 will be terminated.

     The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSAL. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

     The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Properties are sold for a gross sales price of $2,900,000. This summary has been prepared by the General Partner.

     If the proposed transaction is consummated on November 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                                   $2,900,000

Less: Real estate commission                                           (79,750)
      Estimated escrow and closing costs                               (79,000)

Net proceeds of sale                                                $2,741,250

Included in closing costs set forth above are, among other items, estimated legal fees of $37,000, estimated fees in connection with the appraisals and fairness opinion of $10,000, estimated accounting fees of $16,000 and estimated fees in connection with solicitation activities of $4,000.

     The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $27,746.54 each. Accordingly, if the proposed transaction with the Buyer is consummated, the actual date of consummation will determine whether there is a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

     The net proceeds of $2,741,250 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $461.41 per Unit based on a closing date of November 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Properties through the date of sale and the operation and winding-up of the Partnership through its termination, including severance pay to certain employees of the Partnership and the other GMS Partnerships, and the balance, estimated to be $102,000 or $17.17 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the Properties are not sold pursuant to the Proposal, the Partnership would continue to operate the Properties for an indeterminate period. The General Partner estimates that if the Properties are not sold the Partnership will make average annual distributions to the Limited Partners of from zero to $297,000 ($50.00 per Unit) for the foreseeable future. However, there can be no assurance that the General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

     (a) General. The following is a summary of the Federal income tax consequences expected to result from a sale of the Properties, based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

     Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

     (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

     The Properties should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Properties are "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

     A Limited Partner's allocable share of Section 1231 gain from the sale of the Properties would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

     Long-term gain on sale of Section 1231 property is taxed as follows: (i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

     Set forth below are the General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Properties to the Buyer is consummated, based on an assumed closing date of November 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Properties or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                     Portion
                    Total            Taxed As       Portion        Portion
                    Estimated        Ordinary       Taxed At       Taxed At
                    Gain             Income         25% Rate       20% Rate

Limited Partners    $2,620,000     $    0        $2,620,000           $    0

General Partner     27,000              0            27,000                0

Total               $2,647,000     $    0        $2,647,000           $    0

Per Unit               $441.00     $    0           $441.00           $    0

     Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $1,784,000, of which approximately $18,000 and $1,766,000 would be allocated to the General Partner and to the Limited Partners, respectively.

Dissolution of the Partnership

     Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all motel properties or any interest therein and the conversion into cash of any proceeds of sale originally received in a form other than cash.

     If the proposed sale of the Properties is consummated, the net cash proceeds received by the Partnership upon close of escrow for the proposed transaction will be distributed in accordance with the provisions of the Partnership Agreement. Thereupon the Partnership will be dissolved, the General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                  APPRAISAL OF THE PROPERTIES/FAIRNESS OPINION

     The appraisals of the two motel properties and the fairness opinion respecting the proposed transaction with the Buyer were prepared by PKF Consulting, San Francisco, California. PKF Consulting was selected by the General Partner based on the General Partner's belief as to the expertise of PKF Consulting in appraising motel properties in the State of California and in rendering fairness opinions with respect to the sale thereof. The General Partner's belief is based on past experience with PKF Consulting, which rendered appraisals of the Properties and the properties of the other GMS Partnerships in 1988, on its knowledge of the lodging industry, and on recommendations from others in the lodging industry, including attorneys and accountants. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships. PKF Consulting was instructed to prepare its appraisals based on the assumption that the Properties were to be sold on the open market to knowledgeable buyers and that there would be no pressure to make a quick sale. PKF Consulting was not advised that an affiliate of Mark Grotewohl would be a potential buyer of the Properties. No limitations were imposed by the Partnership on the appraiser's investigation. PKF Consulting delivered a written report, dated February 20, 1998, which stated that the "as is" market value of the Properties as of January 1, 1998 was an aggregate of $2,900,000, or $1,600,000 for the San Bernardino motel and $1,300,000 for the Bakersfield motel. PKF Consulting also delivered its written fairness opinion, dated May 19, 1998, to the effect that the proposed transaction with the Buyer is fair and equitable from a financial standpoint to the Limited Partners. The amount offered by the Buyer for the Properties is based upon, and is equal to, the market value set forth in the appraisals.

     Other than with respect to the rendering of the appraisal reports and fairness opinions referred to above, during the past two years there has been no material relationship between PKF Consulting and the Partnership or its affiliates. PKF Consulting received a total of approximately $49,000 from the Partnership and the other GMS Partnerships in connection with the rendering of such appraisal reports and fairness opinions.

     PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San

Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries.

     The services offered by PKF Consulting include: market and feasibility studies; real estate appraisals and business valuations; tourism and recreational studies; strategic planning; operational reviews; asset management; chain and management company selection; real estate consulting services; financial consulting; and litigation support, expert witness and arbitration services.


         The following is excerpted from the appraisal reports:

     "The  scope  of  this  appraisal   included  a  detailed  analysis  of  the
competitive market position of each of the eight properties. More specifically, the market analysis for each property included the following work program.

     1) In-depth analysis of the historical operating performance of each property.

     2) Detailed inspection of each property, focused on identifying areas of deferred maintenance and/or functional obsolescence.

     3) Evaluation of the economic environment of each property's local market, focusing on economic factors which impact the demand for hotel rooms such as changes in employment, office space absorption, airport utilization, attendance at tourist attractions and convention facilities, etc.

     4) Primary market research in each market area, including interviews with key demand generators, inspection and evaluation of competitive hotels and discussions with persons familiar with the development patterns of each local market.

     5) Analysis of each property's future market position. This analysis included a projection of the current and future demand for hotel accommodations in each market, including an assessment of existing and potential future competitive supply, and the share of the market that each hotel could reasonably be able to capture over the next five to ten years.

     Based on the foregoing scope of work, it was concluded that the Highest and Best Use of each property is as currently improved.

     In developing a value conclusion for each hotel, two of the three traditional approaches to valuation have been used: the Sales Comparison and Income Capitalization Approaches. In the Sales Comparison Approach, the value of the subject properties were estimated based on an analysis of the sales of other similar facilities using a unit indicator of price per room or multiple of rooms revenue. In the Income Capitalization Approach, the value of each property is estimated based on an analysis of the historical and projected income and expenses generated by each facility during a typical holding period. Both direct capitalization and yield capitalization (discounted cash flow analysis) methods were employed.

     The earnings stream most commonly used as the basis for the Income Capitalization method of valuation is the projected net operating income (NOI) from operations after the deduction of real estate taxes and insurance, but before the deduction of interest, depreciation, amortization and taxes on income. Also deducted from the profit from operations is a reserve for capital improvements for each property. The projected operating income for each property was based on a review of local market conditions and the historical operating results of each hotel, coupled with an analysis of the historical operating results of comparable hotels as compiled in PKF Consulting's 1997 issue of 'Trends in the Hotel Industry.'

     Under the direct capitalization method, the NOI for a typical or stabilized year of operation is converted into a value estimate by dividing it by an appropriate income capitalization rate. The capitalization rate represents the relationship between income and value observed in the market and is derived through an analysis of comparable sales as well as other analyses.

     In yield capitalization, the value of a property is the present value of the net operating income of each property in each year of a holding period (typically ten years) plus the present value of the property as if sold at the end of the holding period (the "reversion"). The present value of these elements is obtained by applying a market-derived discount rate. The value of the reversion is obtained through the capitalization of the adjusted income at the end of the holding period, which should be a normalized or typical year, with a deduction for the costs of sale.

     In our analysis, the discount rates used to value the subject hotels ranged from 13.0 to 14.5 percent; going-in capitalization rates ranged from 10.0 to
11.5 percent; and reversionary capitalization rates ranged from 10.5 to 12.0 percent. Differences in the discount and capitalization rates applied to individual properties were based on a combination of factors, including the age and condition of the hotels, local market conditions, durability of the projected income stream, and the ownership rights appraised (fee simple interest or leasehold interest).

     The Cost Approach has not been included in the estimate of the value of the subject properties. The Cost Approach is most applicable in the valuation of special use properties, properties which are proposed or under construction, and aged properties, in which the value of the improvements may be nominal and the value of the property as a whole approaches land value. The subject properties are all going concerns and the existing improvements contribute significant value to the property. The costs to replace these facilities are of little more than historical significance and are not used by the typical investor interested in the purchase of an existing property."

     Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal report. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinions of value stated therein are subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Properties. Upon request, the Partnership will also furnish to a Limited Partner, without charge, a copy of the fairness opinion.

                                LEGAL PROCEEDINGS

     On October 27, 1997 a complaint was filed in the United States District Court, Eastern District of California by the Partnership, the other GMS Partnerships, and the General Partner, as plaintiffs (the "GMS Plaintiffs'). The complaint named as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties, LLC, Everest Partners, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit, and Stephen P. Enquist (the "Federal Defendants"). The factual basis underlying the GMS Plaintiffs' causes of action pertained to tender offers directed by the Federal Defendants to limited partners of the GMS Partnerships, and to indications of interest made by certain of the Federal Defendants in purchasing the properties of the GMS Partnerships. The complaint requested the following relief: (i) a declaration that each of the Federal Defendants had violated Sections 13(d), 14(d) and 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder;
(ii) a declaration that certain of the Federal Defendants had violated Section 15(a) of the Exchange Act and the rules and regulations thereunder; (iii) an order permanently enjoining the Federal Defendants from (a) soliciting tenders of or accepting for purchase securities of the GMS Partnerships, (b) exercising any voting rights attendant to the securities already acquired, (c) soliciting proxies from the limited partners of the GMS Partnerships, and (d) violating Sections 13 or 14 of the Exchange Act or the rules and regulations promulgated thereunder; (iv) an order enjoining certain of the Federal Defendants from violating Section 15(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) an order directing certain of the Federal Defendants to offer to each person who sold securities in the GMS Partnerships to such defendants the right to rescind such sale; (vi) a declaration that the GMS Partnerships need not provide to the Federal Defendants a list of limited partners in the GMS Plaintiffs or any other information respecting the GMS Partnerships which is not publicly available; and (vii) awarding the GMS Plaintiffs reasonable attorneys' fees, costs of suit incurred, and such other and further relief as the Court may deem just and proper.

     On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC, as plaintiffs (the "State Plaintiffs"), against Philip B. Grotewohl, the General Partner, Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants (the "State Defendants"), and the GMS Partnerships, as nominal defendants. On November 11, 1998 the complaint was amended and Mark and David Grotewohl were added as defendants. The State Plaintiffs alleged that the State Defendants received unauthorized rebates of franchise fees paid to Super 8 Motels, Inc., that the General Partner caused the GMS Partnerships to make unauthorized payments of salaries and expenses, and reimbursements of expenses to the General Partner, that the General Partner refused to cooperate with the State Plaintiffs' efforts to buy the properties of the GMS Partnerships, and that the General Partner refused to provide information required by the GMS Partnerships' governing documents and California law. The General Partner believes that these allegations were unjustified. As amended, the complaint requested the following relief: (i) a declaration that the action was a proper derivative action; (ii) an order requiring the State Defendants to discharge their fiduciary duties to the GMS Partnerships by accepting no kickbacks, charging no unauthorized expenses, responding in good faith to the offer made by an affiliate of the State Plaintiffs to purchase the properties of the GMS Partnerships and disclosing such offers to the limited partners of the GMS Partnerships, and delivering all information respecting the GMS Partnerships requested by the State Plaintiffs; (iii) an order enjoining the State Defendants from breaching their fiduciary duties; (iv) disgorgement of profits in excess of the reasonable value of the services actually rendered; (v) appointment of a receiver; and (vi) an award for compensatory and punitive damages and, under RICO, treble damages, and costs, all in an amount to be determined.

     On February 20, 1998, the parties entered into a settlement agreement pursuant to which both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the Federal Defendants (excluding The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit and Stephen P. Enquist) agreed not to generally solicit the acquisition of any additional units of the GMS Partnerships without first filing necessary documents with the Securities and Exchange Commission, and also agreed to conduct any such solicitation in compliance with the provisions of
Section 14 of the Exchange Act and Regulation 14D, notwithstanding that any such solicitation might otherwise be exempt from such requirements. It was also agreed, among other things, that the General Partner would retain, on behalf of the GMS Partnerships, a real estate broker to market for sale all of the properties of the GMS Partnerships. The General Partner agreed to evaluate and consider in good faith a designee of Everest Properties, Inc. to serve as the real estate broker. Further, the General Partner agreed to include in any listing agreement between the GMS Partnerships and their real estate broker a provision requiring the broker to share one-half of the real estate commission payable with Everest Properties, Inc. or its designee in the event that Everest Properties, Inc. or its designee were the procuring broker for the property generating the real estate commission. The General Partner also agreed to proceed in a commercially reasonable manner with the marketing of all properties of the GMS Partnerships, and agreed to entertain all bona fide offers, whether made for all of the properties of the GMS Partnerships as a group, for all of the properties of a particular GMS Partnership as a group, or for an individual property. The General Partner agreed, by no later than June 30, 1998, to accept for submission to the limited partners of any GMS Partnership either (i) any bona fide offer (an "Acceptable Offer") to purchase one or more of the properties of a GMS Partnership if the offer were a cash offer at a price equal to 75% or more of the appraised value of the property or properties, or (ii) any offer for a property or properties of a GMS Partnership on terms deemed by the General Partner to be more favorable to that GMS Partnership than the Acceptable Offer. In addition, the General Partner agreed to submit the offer for approval to the limited partners of the GMS Partnership and other procedures as required by the GMS Partnership's Agreement of Limited Partnership and applicable law. The General Partner retained the right to recommend to the limited partners of a GMS Partnership rejection of any proposal if the proposed sales price were less than the appraised value of the property or were not payable entirely in cash. The General Partner also agreed that, upon the sale of a property of one of the GMS Partnerships, the General Partner would distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. Under the terms of the settlement agreement, the GMS Partnerships agreed to reimburse the Everest Defendants for certain costs, not to exceed $60,000, to be allocated among the GMS Partnerships. Of this amount, the Partnership paid $12,000.

     For a discussion of the amendment to such settlement agreement, see "Outstanding Voting Securities and Voting Rights."

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     Set forth below is the proposed amendment to the Partnership Agreement which is the subject of this Consent Solicitation
Statement:

     Section 21. SALE OF PROPERTIES

     21.1 Sale and Disposition of Partnership Assets

     Notwithstanding anything contained in this Agreement to the contrary, including Section 11.2 hereof, the General Partner, for and on behalf of the Partnership, is hereby authorized (i) to sell the Partnership's real property interests, including its motels, and related personal property, to Tiburon Capital Corporation or a nominee thereof, including a nominee as to which Mark Grotewohl is an Affiliate, on the terms and conditions outlined in the Consent Solicitation Statement of the Partnership dated November 12, 1998; (ii) to dissolve and wind up the affairs of the Partnership; (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Agreement; (iv) to terminate the Partnership; and (v) to take any action deemed necessary or appropriate to accomplish the foregoing.

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

     The Partnership's book values per Unit as of December 31, 1997 and June 30, 1998 were $525.55 and $524.15, respectively.

     Following are selected financial data of the Partnership for the period from January 1, 1993 to December 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                           December 31,    December 31,      December 31,     December 31,      December 31,
                              1997            1996              1995             1994             1993
Guest room income          $1,592,209      $1,464,850        $1,526,742       $1,625,581        $1,734,535
Net income                   $117,093          $1,116           $68,750          $33,851           $49,083

Per Partnership Unit:
  Cash distributions(1)        $25.00          ----              ----             ----              ----
  Net income                   $19.52           $0.19            $11.46            $5.64             $8.18

                           December 31,  December 31,      December 31,     December 31,      December 31,
                              1997          1996              1995             1994              1993

Total assets               $3,259,069      $3,237,869        $3,411,456       $3,632,719        $3,793,456
Long-term debt                  ----         ----              $75,493         $390,484          $595,214
_________

     (1) On an annual basis, to the extent cash distributions exceed net income, Limited Partners receive a return of capital rather than a return on capital. However, an annual analysis will be misleading if the Limited Partners do not receive their investment back upon liquidation of the Partnership. For investors who purchased their Units directly from the Partnership, the original investment was $1,000 per Unit, cumulative allocations of income through December 31, 1997 were approximately $339.51 per Unit, and cumulative distributions through December 31, 1997 were approximately $663.96 per Unit. Investors who did not purchase Units directly from the Partnership must consult with their own advisers in this regard.


     Management's Discussion and Analysis of Financial Condition and Results of Operations

     I. Fiscal Year Financial Statements

     (a) Liquidity and Capital Resources

     The General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to meet its cash needs, is adequate. The Partnership's primary source of internal liquidity is its revenues from motel operations. The Partnership had, as of December 31, 1997, current assets of $471,628, current liabilities of $116,417 and, therefore, an operating reserve of $355,211. The General Partner's reserves target is 5% of adjusted capital contributions, or $297,050.

     The Partnership's properties are currently unencumbered. Although no assurance can be had in this regard, the General Partner believes that the Partnership's equity in its properties provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

     During 1997, the Partnership expended $66,721 for renovations and replacements, of which $36,441 was capitalized. This amount included $18,629 for guestroom carpets, $8,021 for two ice machines, $4,255 for tub refurbishing, $5,099 for replacement bedspreads, $6,323 for replacement air conditioners and $4,524 for replacement televisions.

     During 1996, the Partnership expended $70,718 for renovations and replacements, of which $24,711 was capitalized. This amount included $21,900 for parking lot resurfacing at the Bakersfield motel, $15,348 for computer systems, $7,345 for guest room carpets, $6,218 for re-keying, $5,365 for tub refurbishing, $5,006 for replacement bedspreads and $3,702 for replacement televisions.

     The Partnership currently has no material commitments for capital expenditures, except that the Bakersfield motel requires painting and roof repairs. Its two motel properties are in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the properties are not sold the General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the properties are retained adequate working capital is expected to be generated by motel operations.

(b) Results of Operations

     (i) Combined Financial Results

     The following tables summarize the operating results of the Partnership for 1997, 1996 and 1995 on a combined basis. The results of the individual motel properties follow in separate subsections. The income and expense numbers in the following table are shown on an accrual basis and other payments on a cash basis. Total expenditures and debt service include the operating expenses of the motels, together with the cost of capital improvements and those Partnership expenses properly allocable to such motels.

                                       Average         Average
                                      Occupancy         Room
Fiscal Year Ended:                       Rate           Rate
------------------------------------------------------------------

December 31, 1995                       71.3%          $34.33

December 31, 1996                       69.5%          $33.66

December 31, 1997                       70.0%          $36.43

                                          Total
                                      Expenditures       Partnership
                          Total           And             Cash Flow
Fiscal Year Ended:      Revenues      Debt Service            (1)
-----------------------------------------------------------------------------

December 31, 1995    $1,571,111       $1,671,151         $(100,040)

December 31, 1996    $1,510,262       $1,515,375           $(5,113)

December 31, 1997    $1,641,860       $1,408,696           $233,164

     (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, the General Partner believes it is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners because it tracks the definition of the term "Cash Flow" as it is used in the Partnership Agreement. These calculations are reconciled to the financial statements in the following table. Limited Partners should not interpret Partnership Cash Flow as an alternative to net income or as a measure of performance.

     Following is a reconciliation of Total Expenditures and Debt Service as used above to Total Expenses as shown on the Statement of Operations (in the audited financial statements):

                                                                     1997               1996               1995
                                                              ---------------------------------------------------------
Total Expenditures and Debt Service                              $1,408,696         $1,515,375         $1,671,151
Principal Payments on Financial Obligations                               0           (153,456)          (285,133)
Additions to Fixed Assets                                           (36,441)           (24,711)           (45,880)
Depreciation and Amortization                                       151,769            162,569            164,599
Other Items                                                             742              9,369             (2,376)
                                                              =========================================================
Total Expenses                                                   $1,524,766         $1,509,146         $1,502,361
                                                              =========================================================

     A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:

                                                                    1997                 1996             1995
                                                              -----------------------------------------------------
Partnership Cash Flow                                             $233,164             $(5,113)        $(100,040)
Principal Payments on Financial Obligations                              0             153,456           285,133
Additions to Fixed Assets                                           36,441              24,711            45,880
Depreciation and Amortization                                     (151,769)           (162,569)         (164,599)
Other Items                                                           (743)             (9,369)            2,376
                                                              =====================================================
Net Income                                                         $117,093             $1,116           $68,750
                                                              =====================================================

     Following is a reconciliation of Partnership Cash Flow (shown above) to the aggregate total of Cash Flow from Properties Operations for the Partnership's two motels which are segregated in the tables below:

                                                                    1997              1996              1995
                                                              -----------------------------------------------------
San Bernardino Motel                                             $82,590           $20,090          $41,110
Bakersfield Motel                                                134,412           (34,512)        (159,959)
                                                              -----------------------------------------------------
Aggregate Cash Flow from Properties Operations                  $217,002          ($14,422)        (118,849)
Interest on Cash Reserves                                         13,116             8,288           10,071
Other Partnership Income (Net of Other
  Expenses) Not Allocated to the Properties                        3,046             1,019            8,738
                                                              -----------------------------------------------------
Partnership Cash Flow                                           $233,164           $(5,113)       $(100,040)
                                                              -----------------------------------------------------

     The Partnership achieved a $131,598 or 8.7% increase in total revenues during 1997 as compared to 1996. The increase in revenue primarily is due to increased room rates at both motels. The San Bernardino market improved in 1997 as compared to 1996.

     The Partnership experienced a $60,849 or 3.9% decrease in total revenues during 1996 as compared to 1995. The decrease in revenue is due to slightly reduced room rates at both motels and to significantly reduced occupancy at the San Bernardino motel. These conditions are related to the high level of competition in the Bakersfield market and to poor economic conditions in the San Bernardino market.

     The Partnership achieved a $106,679 or 7.0% decrease in total expenditures and debt service during 1997 as compared to 1996. This decrease is due primarily to the liquidation of the Bakersfield motel's loan during 1996.

     The Partnership achieved a $155,776 or 9.3% reduction in total expenditures and debt service during 1996 as compared to 1995. This reduction is due primarily to the comparatively smaller payments necessary to liquidate the Bakersfield motel's loan and to lower payments for renovations and replacements.

(ii)    San Bernardino Motel

                                       Average         Average
                                      Occupancy          Room
Fiscal Year Ended:                       Rate            Rate
-------------------------------------------------------------------
December 31, 1995                       55.3%           $40.29

December 31, 1996                       49.9%           $40.23

December 31, 1997                       53.8%           $43.57

                                               Total                Cash Flow
                                               Expenditures         From
                              Total            And                  Properties
Fiscal Year Ended:            Revenues         Debt Service         Operations
--------------------------------------------------------------------------------
December 31, 1995            $678,561           $637,451             $41,110

December 31, 1996            $615,471           $595,381             $20,090

December 31, 1997            $717,895           $635,305             $82,590

     The Partnership's San Bernardino motel achieved a $102,424 or 16.6% increase in total revenues during 1997 as compared to 1996. The increased revenue was primarily in guestroom revenue and was realized by increased business in the corporate market segment.

     The Partnership's San Bernardino motel experienced a $63,090 or 9.3% decrease in total revenues during 1996 as compared to 1995. Guestroom revenue from the leisure market segment decreased approximately $68,000 while the revenue from the other market segments remained substantially unchanged.

     The San Bernardino motel experienced a $39,924 or 6.7% increase in total expenditures during 1997 as compared to 1996. These expenditure increases included $14,184 in increased resident manager costs reflecting a management change, $9,987 in increased franchise and management fees costs associated with the increased guestroom revenue and $6,808 in increased renovation expenses.

     The San Bernardino motel achieved a $42,070 or 6.6% reduction in total expenditures during 1996 as compared to 1995. These expenditure reductions included $13,573 in reduced property taxes from a property tax appeal, $14,602 in reduced resident manager costs, $6,054 in lower housekeeping wages and $9,861 in reduced renovation expenses. These reductions were partially offset by $7,250 in increased appraisal costs and by $7,609 of increased workers' compensation insurance.

(iii)   Bakersfield Motel

                                           Average          Average
                                          Occupancy          Room
Fiscal Year Ended:                          Rate             Rate
-------------------------------------------------------------------------
December 31, 1995                           85.6%           $30.87

December 31, 1996                           87.2%           $30.28

December 31, 1997                           84.6%           $32.35

                                                Total                Cash Flow
                                                Expenditures         From
                            Total               And                  Properties
Fiscal Year Ended           Revenues            Debt Service         Operations
--------------------------------------------------------------------------------
December 31, 1995           $882,261           $1,042,220          $(159,959)

December 31, 1996           $885,403            $919,915           $(34,512)

December 31, 1997           $910,849            $776,437            $134,412

     The Bakersfield motel achieved a $25,446 or 2.9% increase in total revenues during 1997 as compared to 1996. Guestroom revenue increased $30,045 due to increased average room rates. The railroad contracts were essentially unchanged, while rate increases were achieved in other market segments with a slight decline in rooms sold.

     The Bakersfield motel achieved a $3,142 or 0.4% increase in total revenues during 1996 as compared to 1995. Guestroom revenue was substantially unchanged as the increase in occupancy was mostly offset by the decrease in average room rate. Decreased corporate and leisure business segments were offset by increased contract rooms to the Santa Fe Railroad and to Amtrak.

     The Partnership's Bakersfield motel experienced a $143,478 or 15.6% decrease in total expenditures and debt service during 1997 as compared to 1996. The loan that was secured by the Bakersfield property was liquidated in 1996.

     The Partnership's Bakersfield motel experienced a $122,305 or 11.7% decrease in total expenditures and debt service during 1996 as compared to 1995. The $152,300 reduction in mortgage payments was partially offset by increased expenditures of $7,250 for appraisal fees, $5,460 for workers' compensation insurance and $5,329 for increased supplies.

II.      Interim Financial Statements

     (a) Liquidity and Capital Resources

     As of June 30, 1998, the Partnership's current assets of $493,331 exceeded current liabilities of $80,747, providing an operating reserve of $412,584. The General Partner's reserves target is 5% of adjusted capital contributions, or $297,050.

     The Partnership expended $18,523 on renovations and replacements during the six months ended June 30, 1998, of which $7,141 was capitalized. The expenditures included $7,527 for guestroom carpets and $4,341 for replacement lamps.

     (b) Results of Operations

     Total income decreased $18,943 or 2.2% for the first six months of 1998 as compared to the first six months of 1997. There was a decrease in the average occupancy rate from 73.9% in 1997 to 73.0% in 1998 and a decrease in the average room rate from $36.29 in 1997 to $36.03 in 1998. The decreased occupancy was due to a reduction in corporate business at the San Bernardino motel.

     Total expenses decreased $26,484 or 3.7% primarily due to the reversal in the three months ended June 30, 1998 of a contingent liability previously accrued during the fiscal year ended December 31, 1997 in the amount of $55,400. The contingent liability arose from a notice issued by the California Franchise Tax Board (the "FTB") wherein the FTB claimed that the Partnership had failed to file its required information income tax returns. Upon establishing to the satisfaction of the FTB that the returns had been filed, the FTB waived its notice and the Partnership reversed the accrual. This reversal (in an amount equal to the accrual) also gives rise to the credit in general and administrative expenses for the three months ended June 30, 1998.

Other Financial Information

     In 1996 the computers used by the Partnership at the General Partner's offices in Sacramento were updated. In the process of updating its hardware and software, the General Partner eliminated any potential Year 2000 problem with respect to such computers. Similarly, the General Partner does not anticipate any material Year 2000 problem with the computers in use at the individual motels. The General Partner has not investigated and does not know whether any Year 2000 problems may arise from its third party vendors. Because the motels are "budget" motels, the Partnership's most significant vendors are its utility providers and banks. To the extent banking services, utility services and other goods and services are unavailable as a result of Year 2000 problems with the computer systems of such vendors or otherwise, the ability of the Partnership to conduct business at its motels would be compromised. No contingency plans have been developed in this regard.

     Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership.

                              FINANCIAL STATEMENTS

                                       for

                         CONSENT SOLICITATION STATEMENT

                                       of

                            SUPER 8 MOTELS III, LTD.

                                November 12, 1998

                          INDEX TO FINANCIAL STATEMENTS


SUPER 8 MOTELS III, LTD.                                                   Page

INDEPENDENT AUDITORS' REPORT .............................................   F-1

FINANCIAL STATEMENTS:
Balance Sheets, December 31, 1997 and 1996................................   F-2
Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995.....................................   F-3
Statements of Partners' Equity for the Years
     Ended December 31, 1997, 1996 and 1995...............................   F-4
Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995.....................................   F-5
Notes to Financial Statements.............................................   F-7


Balance Sheets, June 30, 1998 and December 31, 1997 (Unaudited)..........   F-11
Statements of Operations for the Three Months and Six Months
      Ended June 30, 1998 and 1997 (Unaudited)...........................   F-12
Statements of Partners' Equity for the Six Months
      Ended June 30, 1998 and 1997 (Unaudited)...........................   F-13
Statement of Cash Flows for the Six Months
      Ended June 30, 1998 and 1997 (Unaudited)...........................   F-14
Notes to Financial Statements............................................   F-15

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners
Super 8 Motels III, Ltd.

We have audited the  accompanying  balance sheets of Super 8 Motels III, Ltd., a
California limited partnership, as of December 31, 1997 and 1996, and the related statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Motels III, Ltd. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


VOCKER KRISTOFFERSON AND CO.


February 26, 1998
San Mateo, California


e-super8/s8397fs.wp8.wpd
                                       F-1



                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                     ASSETS

                                                               1997                         1996
                                                           ------------                 --------
Current Assets:
    Cash and temporary investments (Notes 1, 3 and 6)       $  362,215                   $  254,782
    Accounts receivable                                        100,184                       68,114
    Prepaid expenses                                             9,229                       11,341
                                                           -----------                  -----------
       Total Current Assets                                    471,628                      334,237
                                                            ----------                  -----------


Property and Equipment (Note 2):
    Land                                                     1,670,129                    1,670,129
    Capital improvements                                        26,175                       26,175
    Buildings                                                3,276,870                    3,276,870
    Furniture and equipment                                    782,439                      756,837
                                                            ----------                  -----------
                                                             5,755,613                    5,730,011
    Accumulated depreciation and amortization               (2,968,172)                  (2,826,379)
                                                              ---------                   ----------
       Property and Equipment, Net                           2,787,441                    2,903,632
                                                             ---------                   ----------

          Total Assets                                      $3,259,069                   $3,237,869
                                                            ==========                   ==========




                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
    Accounts payable and accrued liabilities                $  105,668                    $  62,020
    Due to related parties                                      10,749                        1,765
                                                            ----------                     --------
       Total Current Liabilities                               116,417                       63,785
                                                            ----------                      -------

          Total Liabilities                                    116,417                       63,785
                                                            ----------                     --------


Partners' Equity:
    General Partner                                             20,376                       19,205
    Limited Partners: 12,900 units authorized,
       5,941 units issued and outstanding                    3,122,276                    3,154,879
                                                             ---------                   ----------
       Total Partners' Equity                                3,142,652                    3,174,084
                                                             ---------                   ----------

          Total Liabilities and Partners' Equity            $3,259,069                   $3,237,869
                                                            ==========                   ==========


                 See accompanying notes to financial statements.




                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS




                                                             Years Ended December 31:
                                                    1997              1996               1995
                                                 ----------        ----------         ---------
Income:
    Guest room                                   $1,592,209        $1,464,850        $1,526,742
    Telephone and vending                            33,356            34,128            32,654
    Interest                                         13,116             8,288            10,071
    Other                                             3,178             2,996             1,644
                                               ------------      ------------       -----------
       Total Income                               1,641,859         1,510,262         1,571,111
                                                 ----------        ----------        ----------


Expenses:
    Motel operations (Notes 4 and 5)              1,164,112         1,189,294         1,174,475
    General and administrative (Note 4)             127,448            74,474            57,956
    Depreciation and amortization (Note 2)          151,769           162,569           164,599
    Interest                                          -                 7,765            27,290
    Property management fees (Note 4)                81,437            75,044            78,041
                                                 ----------       -----------       -----------
       Total Expenses                             1,524,766         1,509,146         1,502,361
                                                 ----------        ----------        ----------

          Net Income                             $  117,093       $     1,116       $    68,750
                                                 ==========       ===========       ===========



Net Income Allocable to General Partner              $1,171               $11              $688
                                                     ======               ===              ====

Net Income Allocable to Limited Partners           $115,922            $1,105           $68,062
                                                   ========            ======           =======

Net Income Per Partnership Unit (Note 1)             $19.52              $.19            $11.46
                                                     ======              ====            ======

Distributions to Limited Partners Per
  Partnership Unit (Note 1)                          $25.00          $      -             $   -
                                                     ======           ========            =====


                 See accompanying notes to financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY




                                                 Years Ended December 31:
                                        1997              1996             1995
                                     ----------        ----------       -------
General Partner:
    Balance, beginning of year     $    19,205        $    19,194    $   18,506
    Net income                           1,171                 11           688
                                  ------------      -------------    -----------
       Balance, End of Year             20,376             19,205        19,194
                                   -----------        -----------     ----------


Limited Partners:
    Balance, beginning of year       3,154,879          3,153,774     3,085,712
    Net Income                         115,922              1,105        68,062
    Cash Distributions                (148,525)                 -             -
                                    -----------    --------------     ---------
       Balance, End of Year          3,122,276          3,154,879     3,153,774
                                    ----------         ----------    ----------

       Total Partners' Equity       $3,142,652         $3,174,084    $3,172,968
                                    ==========         ==========    ==========



                 See accompanying notes to financial statements.



                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS





                                                                                                  Years Ended December 31:
                                                              1997              1996             1995
                                                           ----------        ----------       -------


Cash Flows From Operating Activities:
    Received from motel operations                        $1,596,674        $1,505,571        $1,575,015
    Expended for motel operations and
      general and administrative expenses                 (1,317,510)       (1,359,033)       (1,313,408)
    Interest received                                         13,115             9,401             9,154
    Interest paid                                             -                 (9,044)          (29,666)
                                                      --------------       ------------        ----------
       Net Cash Provided by Operating Activities             292,279           146,895           241,095
                                                         -----------       -----------        ----------


Cash Flows From Investing Activities:
    Proceeds from sale of equipment                              120               500             5,366
    Purchases of property and equipment                      (36,441)          (24,711)          (45,880)
                                                           ----------       -----------        ----------
       Net Cash Used by Investing Activities                 (36,321)          (24,211)          (40,514)
                                                           ----------       -----------        ----------


Cash Flows From Financing Activities:
    Distributions paid to limited partners                  (148,525)          -                 -
    Payments on notes payable                                      -          (153,456)         (285,134)
                                                       --------------       -----------         ---------
       Net Cash Used by Financing Activities                (148,525)         (153,456)         (285,134)
                                                           -----------      -----------         ---------

       Net Increase (Decrease) in Cash and
         Temporary Investments                               107,433           (30,772)          (84,553)


Cash and Temporary Investments:
    Beginning of year                                        254,782           285,554           370,107
                                                         -----------       -----------         ---------


       End of Year                                        $  362,215        $  254,782          $285,554
                                                          ==========        ==========          ========




                 See accompanying notes to financial statements.




                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)




                                                                            Years Ended December 31:
                                                                    1997              1996             1995
                                                                 ----------        ----------       -------

Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
    Net income                                                    $117,093         $   1,116          $ 68,750
                                                                  --------         ---------          --------


    Adjustments  to  reconcile  net  income to
     net cash provided by operating activities:
       Depreciation and amortization                               151,769           162,569           164,599
       (Gain) loss on disposition of property and equipment            743              (500)              433
       Decrease in accounts receivable                             (32,070)            4,710            13,058
       (Increase) decrease in prepaid expenses                       2,112               247              (866)
       Increase (decrease) in accounts payable and
         accrued liabilities                                        43,648           (23,012)            3,033
       Increase (decrease) in due to related parties                 8,984             1,765            (7,912)
                                                                 ---------         ---------         ----------
          Total Adjustments                                        175,186           145,779           172,345
                                                                  --------          --------          --------


          Net Cash Provided by Operating Activities               $292,279          $146,895          $241,095
                                                                  ========          ========          ========





                 See accompanying notes to financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - THE PARTNERSHIP

Super 8 Motels III, Ltd. is a limited partnership organized under California law on June 2, 1980 to acquire and operate motel properties in San Bernardino and Bakersfield, California. The term of the Partnership expires December 31, 2030, and may be dissolved earlier under certain circumstances. The San Bernardino motel was opened in March, 1982, and the Bakersfield motel was opened in September, 1982. The Partnership grants credit to customers, substantially all of which are local businesses in San Bernardino or Bakersfield.

The general partner is Grotewohl Management Services, Inc., the fifty percent stockholder and officer of which is Philip B. Grotewohl.

The net income or net loss of the Partnership is allocated 1% to the General Partner and 99% to the Limited Partners. Net income and distributions per Partnership unit are based on 5,941 units outstanding. All Partnership units are owned by the Limited Partners.

The Partnership agreement requires that the Partnership maintain working capital reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of adjusted capital contributions ($297,050 at December 31, 1997). As of December 31, 1997 the Partnership had working capital of $355,211.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership. At December 31, 1997, assets and liabilities on a tax basis were approximately $1,000,000 lower than on a book basis due to accelerated depreciation methods used for tax purposes.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:

             Description                 Methods                 Useful Lives

    Capital improvements       150-200% declining balance         10-20 years

    Buildings                  Straight-line and                  10-25 years
                               150% declining balance

    Furniture and equipment    200% declining balance               4-7 years

Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the lives of assets are capitalized.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of December 31, 1997 and 1996 consists of the following:

                                                       1997              1996
                                                     --------          ------
      Cash in bank                                  $  44,675          $ 43,305
      Money market accounts                           317,540           211,477
                                                    ---------         ---------
         Total Cash and Temporary Investments        $362,215          $254,782
                                                     ========          ========

Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of each motel and contributes an additional 1% of its gross room revenues to an advertising fund administered by the franchisor. In return, the franchisor provides the right to use the name "Super 8," a national institutional advertising program, an advance room reservation system, and inspection services. These costs ($79,610, $73,242 and $76,337 for the years ended December 31, 1997, 1996 and 1995, respectively) are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel properties as a franchisee of Super 8 Motels, Inc., through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc. (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $31,844, $29,297 and $30,535 for the years ended December 31, 1997, 1996 and 1995, respectively.

Property Management Fees
The General Partner, or its affiliates, handles the management of the motel properties of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the Partnership agreement, and amounted to $81,437, $75,044 and $78,041 for the years ended December 31, 1997, 1996 and 1995, respectively.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partner is to receive 9% of cash available for distributions for Partnership management services, along with an additional 1% of cash available for distributions on account of its interest in the profit and losses subordinated in each case, however, to receipt by the Limited Partners of a 10% per annum cumulative pre-tax return on their adjusted capital contributions. At December 31, 1997, the Limited Partners had not received the 10% cumulative return, and accordingly, no Partnership management fees are presently payable and therefore are not reflected in these financial statements. Management believes it is not likely that these fees will become payable in the future. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sale or a refinancing. As of December 31, 1997, the cumulative amount of these fees was $438,290.

Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the General Partner is to receive 15% of distributions of net proceeds from the sale or refinancing of Partnership properties remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions. Through December 31, 1997, there had been no such sales or refinancings.

Administrative  Expenses Shared by the Partnership and Its Affiliates There
are certain administrative expenses allocated between the Partnership and other partnerships managed by the General Partner and its affiliates. These expenses, which are allocated based on usage are telephone, data processing, rent of the administrative office, and administrative salaries. Management believes that the methods used to allocate shared administrative expenses are reasonable. The administrative expenses allocated to the Partnership were approximately $230,000, $225,000 and $223,000 during the years ended December 31, 1997, 1996 and 1995, respectively, and are included in general and administrative and motel operating expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the fifty percent stockholder of Grotewohl Management Services, Inc., the General Partner.


NOTE 5 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating costs for the following years:

                                      1997              1996           1995
                                   ----------        ----------     -------

Salaries and related costs        $   454,635        $  447,181     $  441,334
Franchise and advertising fees         79,610            73,242         76,337
Utilities                             111,274           111,366        121,969
Allocated costs, mainly
  indirect salaries                   186,004           184,064        181,607
Renovations and replacements           30,280            46,007         35,740
Maintenance expenses                   68,121            73,715         70,106
Property taxes                         57,738            53,058         65,878
Property insurance                     33,433            37,215         32,355
Other operating expenses              143,017           163,446        149,149
                                   ----------       -----------    -----------

 Total motel operating expenses    $1,164,112        $1,189,294     $1,174,475
                                   ==========        ==========     ==========

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 6 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in four commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of December 31, 1997 follows:

         Total cash in all California banks          $406,606
         Portion insured by the FDIC                 (359,665)
            Uninsured cash balances                  $ 46,941
                                                      ========

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and temporary investments approximates fair value because of the short-term maturity of those investments.

NOTE 8 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENT

On October 27, 1997, a complaint was filed in the United States District Court by the General Partner naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen P. Enquist. The complaint alleged that the defendants violated certain provisions of the Security and Exchange Act of 1934 and sought injunctive and declarative relief.

On October 28, 1997, a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against the General Partners of the Partnership and four other partnerships which have common general partners as nominal defendants. The complaint pertained to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law.

On February 20, 1998, the parties entered into a settlement agreement and both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the General Partner has agreed to proceed with the marketing for sale of the properties of the Partnerships, among other things, if by June 30, 1998, it receives an offer to purchase one or more properties for a cash price equal to 75% or more of the appraised value. In addition, the General Partner has agreed to submit the offer for approval to the limited partners as required by the partnership agreements and applicable law. The General Partner has also agreed that upon the sale of one or more properties, to distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. The Everest Defendants agreed not to generally solicit the acquisition of any additional units of the Partnerships without first filing necessary documents with the SEC. Under the terms of the settlement agreement, the Partnerships have agreed to reimburse the Everest Defendants for certain costs not to exceed $60,000, to be allocated among the Partnerships. Of this amount, the Partnership will pay approximately $12,000 during the year ended December 31, 1998.

                           Super 8 Motels III, Ltd.
                       (A California Limited Partnership)
                                  Balance Sheet
                       June 30, 1998 and December 31, 1997

                                                         6/30/98      12/31/97
                                                       ----------    ----------
                                     ASSETS
Current Assets:
   Cash and temporary investments                     $   413,765   $   362,215
   Accounts receivable                                     68,587       100,184
   Prepaid expenses                                        10,979         9,229
                                                       ----------    ----------
    Total current assets                                  493,331       471,628
                                                       ----------    ----------

Property and Equipment:
   Land                                                 1,670,129     1,670,129
   Capital improvements                                    26,175        26,175
   Buildings                                            3,276,870     3,276,870
   Furniture and equipment                                789,580       782,439
                                                       ----------    ----------
                                                        5,762,754     5,755,613
   Accumulated depreciation                            (3,039,589)   (2,968,172)
                                                       ----------    ----------

    Property and equipment, net                         2,723,165     2,787,441
                                                       ----------    ----------

    Total Assets                                      $ 3,216,496   $ 3,259,069
                                                       ==========    ==========

                        LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities           $    80,747   $   116,417
                                                       ----------    ----------
    Total current liabilities                              80,747       116,417
                                                       ----------    ----------

    Total liabilities                                      80,747       116,417
                                                       ----------    ----------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                        21,792        20,376
   Limited Partners (12,900 units authorized,
    5,941 units issued and outstanding)                 3,113,957     3,122,276
                                                       ----------    ----------
    Total partners' equity                              3,135,749     3,142,652
                                                       ----------    ----------

Total Liabilities and Partners' Equity                $ 3,216,496   $ 3,259,069
                                                       ==========    ==========


                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            Super 8 Motels III, Ltd.
                       (A California Limited Partnership)
                             Statement of Operations
                For the Six Months Ending June 30, 1998 and 1997

                                 Three Months Six Months Three Months Six Months
                                    Ended       Ended       Ended       Ended
                                   6/30/98     6/30/98     6/30/97     6/30/97
                                  ---------   ---------   ---------   ---------

Income:
 Guest room                      $  405,095  $  814,289  $  426,318  $  829,613
 Telephone and vending                6,085      13,326       7,936      16,344
 Interest                             2,726       5,684       2,427       3,789
 Other                                1,646       2,466       4,043       4,962
                                  ---------   ---------   ---------   ---------
  Total Income                      415,552     835,765     440,724     854,708
                                  ---------   ---------   ---------   ---------

Expenses:
 Motel operating expenses
 (Note 2)                           281,886     560,457     288,952     568,366
 General and administrative         (28,582)     20,801      10,166      32,627
 Depreciation and amortization       35,704      71,414      38,666      77,242
 Property management fees            20,608      41,471      21,746      42,392
                                  ---------   ---------   ---------   ---------
  Total Expenses                    309,616     694,143     359,530     720,627
                                  ---------   ---------   ---------   ---------

 Net Income (Loss)               $  105,936  $  141,622  $   81,194  $  134,081
                                  =========   =========   =========   =========

Net Income (Loss) Allocable
 to General Partners                 $1,059      $1,416        $812      $1,341
                                  =========   =========   =========   =========

Net Income (Loss) Allocable
 to Limited Partners               $104,877    $140,206     $80,382    $132,740
                                  =========   =========   =========   =========

Net Income (Loss)
 per Partnership Unit                $17.65      $23.60      $13.53      $22.34
                                  =========   =========   =========   =========

Distribution to Limited Partners
 per Partnership Unit                $12.50      $25.00       $0.00       $0.00
                                  =========   =========   =========   =========







                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            Super 8 Motels III, Ltd.
                       (A California Limited Partnership)
                          Statement of Partners' Equity
                For the Six Months Ending June 30, 1998 and 1997


                                                          1998          1997
                                                       ----------    ----------
General Partners:
 Balance at beginning of year                         $    20,376   $    19,205
 Net income (loss)                                          1,416         1,341
                                                       ----------    ----------
  Balance at end of period                                 21,792        20,546
                                                       ----------    ----------


Limited Partners:
 Balance at beginning of year                           3,122,276     3,154,879
 Net income (loss)                                        140,206       132,740
 Less: Cash distributions                                (148,525          -
                                                       ----------    ----------
  Balance at end of period                              3,113,957     3,287,619
                                                       ----------    ----------

  Total balance at end of period                      $ 3,135,749   $ 3,308,165
                                                       ==========    ==========





























                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            Super 8 Motels III, Ltd.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                For the Six Months Ending June 30, 1998 and 1997

                                                          1998         1997
                                                       ----------    ----------
Cash Flows From Operating Activities:
  Received from motel revenues                        $   861,678   $   847,975
  Expended for motel operations
   and general and administrative expenses               (660,146)     (620,423)
  Interest received                                         5,684         3,789
                                                       ----------    ----------
    Net cash provided (used) by operating activities      207,216       231,341
                                                       ----------    ----------

Cash Flows From Investing Activities:
  Purchases of property and equipment                      (7,141)      (24,553)
  Proceeds from sale of equipment                            -              120
                                                       ----------    ----------
    Net cash provided (used) by investing activities       (7,141)      (24,433)
                                                       ----------    ----------

Cash Flows From Financing Activities:
  Distributions paid to Limited Partners                 (148,525)         -
                                                       ----------    ----------
    Net cash provided (used) by financing activities     (148,525)         -
                                                       ----------    ----------

    Net increase (decrease) in cash
      and temporary investments                            51,550       206,908

Cash and temporary investments:
  Beginning of year                                       362,215       254,782
                                                       ----------    ----------
  End of period                                       $   413,765   $   461,690
                                                       ==========    ==========

Reconciliation of Net Income to Net Cash Provided by Operating Activities:

   Net income (loss)                                  $   141,622   $   134,081
                                                       ----------    ----------
   Adjustments  to  reconcile  net  income  to net cash  provided  by  operating activities:
     Depreciation and amortization                         71,414        77,242
     Gain on disposition of property                         -             (120)
     (Increase) decrease in accounts receivable            31,597        (2,944)
     (Increase) decrease in prepaid expenses               (1,750)       (1,263)
     Increase (decrease) in accounts payable
      and accrued liabilities                             (35,667)       24,345
                                                       ----------    ----------
        Total adjustments                                  65,594        97,260
                                                       ----------    ----------

        Net cash provided by operating activities     $   207,216   $   231,341
                                                       ==========    ==========

                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            Super 8 Motels III, Ltd.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                             June 30, 1998 and 1997

Note 1:
The attached interim financial statements include all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended December 31, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

In accordance with the partnership agreement, the following information is presented related to fees paid or accrued to the General Partner or affiliates for the period.

          Property Management Fees                    $41,471

          Franchise Fees                              $16,286

Note 2:
The following table summarizes the major components of motel operating expenses for the periods reported:

                                 Three Months Six Months Three Months Six Months
                                    Ended       Ended       Ended       Ended
                                   6/30/98     6/30/98     6/30/97     6/30/97
                                  ---------   ---------   ---------   ---------

Salaries and related costs       $  117,185  $  232,469  $  115,862  $  225,591
Franchise and advertising            20,255      40,715      21,310      41,481
Utilities                            22,764      43,999      27,194      49,859
Allocated costs,
 mainly indirect salaries            47,755      97,516      44,313      88,423
Maintenance, repairs &
 replacements                        18,044      35,401      21,621      50,622
Property taxes                       14,396      28,792      14,473      28,946
Property insurance                    7,912      16,097       9,440      18,068
Other operating expenses             33,575      65,468      34,739      65,376
                                  ---------   ---------   ---------   ---------

Total motel operating
  expenses                       $  281,886  $  560,457  $  288,952  $  568,366
                                  =========   =========   =========   =========


The following additional material contingencies are required to be restated in interim reports under federal securities law: None.

                                                                      APPENDIX 1


      PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED STAMPED ENVELOPE


                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

                            SUPER 8 MOTELS III, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183

     THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE GENERAL PARTNER.

     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement dated November 12, 1998 and hereby votes all the units of limited partnership interest of Super 8 Motels III, Ltd., a California limited partnership (the "Partnership"), held of record by the undersigned as follows:

     The Proposal. The Partnership's Certificate and Agreement of Limited Partnership will be amended to grant to the General Partner authority to sell all the Partnership's motels and related personal property to Tiburon Capital Corporation, or a nominee thereof, as specifically set forth under "Amendment to the Partnership Agreement" on page 23 in the accompanying Consent Solicitation Statement.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

     This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL.

Please sign exactly        If signing as attorney, executor,
as name appears below:     administrator, trustee or guardian, please give
                           full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held by co-owners, both should sign.

DATED:             , 1998
                           ___________________________________
                           Signature

                           ___________________________________
                          Additional signature, if held jointly

PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD

                                                                      APPENDIX 2

To all Limited Partners of Super 8 Motels III, Ltd.

     We are pleased to submit to you the enclosed materials for use in our solicitation of the Limited Partners' approval of the proposed sale of the Partnership=s motel assets to Tiburon Capital Corporation.

     All of our Limited Partners should carefully read the enclosed materials and then vote for or against the proposed sale by marking, signing and returning the enclosed ballot form in the enclosed stamped, addressed envelope.

     It must be understood that the proposed sale cannot be considered approved without the affirmative vote of the owners of more than 50% of the units of limited partnership interest. Therefore, if a Limited Partner does not return his signed ballot, that Limited Partner will have effectively voted against the sale.

     The General Partner believes that this proposed sale at an all-cash price equal to the full amount of the recent appraisal of the Partnership' motels would be favorable to the Limited Partners and should be approved. It believes that this is particularly true in light of the national and world-wide economic uncertainties that have developed since the contract of sale was made on April 30, 1998.

     The Limited Partners should be aware that Mark Grotewohl, a son of the owners of the General Partner, and a former employee of the Partnership, will be employed by the buyer as the property manager and will have a profits (but not a capital) interest in the buyer.

     We estimate that after we have received the required affirmative vote, the sale and distribution of proceeds should be completed within 45 days.

     Please mark the enclosed ballot and return it to us in the enclosed envelope. And please call us if you have any questions.

Sincerely yours,